EXHIBIT 10.1

WISDOMTREE ASSET MANAGEMENT, INC.

245 Park Avenue, 35th Floor

New York, New York 10167

May 1, 2015

Mr. Kurt MacAlpine

Dear Kurt:

On behalf of WisdomTree Asset Management, Inc. (“Company”), I am pleased to extend to you a formal offer of employment as an Executive Vice President and Head of Global Distribution of the Company. The terms of your employment will be as follows:

1. Duties and Start Date.

(a) In your capacity as Head of Global Distribution, you shall have overall supervision of the sales and distribution functions of the Company on a global basis and to the extent such functions are performed through direct or indirect foreign subsidiaries of WisdomTree Investments, Inc. (“WTI”) the parent company of the Company, your supervision shall be co-existent with the principal executive officers of such subsidiaries in a manner to be determined by the Chief Executive Officer of the Company and/or WTI or his/her designee from time to time. You shall also supervise the activities of third party agents retained by the Company or WTI or any of its subsidiaries to promote the sale of the Company’s funds, and shall have such other executive duties and responsibilities consistent with those positions and assigned to you by the Chief Executive Officer of the Company and/or WTI or his/her designee from time to time. You shall report to the Chief Executive Officer of the Company and the Head of U.S. Sales of the Company shall report directly to you. You will be a member of the executive team at the Company, which currently consists of the Chief Executive Officer and President of the Company and four other Executive Vice Presidents. While it is anticipated that you will work closely with the Chief Marketing Officer and Head of Product and Business Development of the Company, those two positions will not report to you. You shall use your best efforts to promote the interests of the Company and shall devote your full business time, attention and skill to the business and affairs of the Company. You shall undertake all business travel as required by Company in connection with the performance of your duties hereunder.

(b) Your employment shall commence on a date to be mutually agreed upon, but not later than July 1, 2015.

2. Salary. Your Base Salary will be paid at the rate of $300,000 per annum, commencing as of the date your employment commences (“Start Date”), subject to such increases as may be determined from time to time by the Board of Directors of WTI (or the Compensation Committee thereof) in its sole discretion. Your salary will be paid in accordance with the Company’s normal payroll policies in effect from time to time. Your salary shall constitute compensation for all hours worked, regardless of the number of hours worked in any workweek.

3. Bonuses.

(a) You will be entitled to a one-time Sign-On Bonus of $350,000, payable in cash on February 15, 2016, provided, however, that you will not be eligible to receive this Sign- Bonus if: (i) you are not actively employed by the Company on the date such bonus is to be paid; (ii) you have given notice of termination of your employment to the Company on or before the date such bonus is paid; or (iii) you have been given notice of termination by the Company on or before the date such bonus is paid.

(b) You will be eligible to participate in discretionary bonus plans that may be established by the Compensation Committee of the Board of Director of WTI in its sole discretion from time to time (the “Discretionary Bonus”). Your Discretionary Bonus, if any, for 2015 will reflect a proration of the amount that would have been considered had you worked for the full year, based on the partial year worked, and such discretionary bonus, if any, shall be paid with a cash/equity mix of 75% cash and 25% equity, regardless of the normal incentive compensation practice of the Compensation Committee; provided, however, that the cash portion of such bonus after the aforementioned cash/equity split, shall be reduced by the amount of Sign-On Bonus referred to in Paragraph 2(a) above. Notwithstanding the above, you will not be eligible to receive a Discretionary Bonus if: (i) you are not actively employed by the Company on the date such bonus, if any, is paid; (ii) you have given notice of termination of your employment to the Company on or before the date such bonus is paid; or (iii) you have been given notice of termination by the Company on or before the date such bonus is paid.

4. Restricted Stock.

(a) You will be entitled to a restricted stock grant of shares of WTI’s common stock (“Restricted Stock”) under WTI’s 2005 Performance Equity Plan with a value equal to $1,000,000 on the effective date of grant, which shall be your Start Date. The shares of Restricted Stock will vest in three equal annual installments and shall be subject to the terms of the WTI’s standard Restricted Stock Agreement to be entered into on your Start Date; provided however, and notwithstanding anything to the contrary in the Restricted Stock Agreement, in the event that a termination of your employment by the Company without Cause (as defined below) or a resignation from your employment for Good Reason (as defined below) occurs prior to January 1, 2017, (i) you shall be entitled to accelerated vesting with respect to the Shares, if any, that would have vested during the twelve-month period immediately following the date of such termination or resignation (“Post-Employment Period”), which Shares shall vest upon the date of such termination or resignation, (ii) vesting shall otherwise cease as of the last day of your employment.

(b) The provisions of this Paragraph 4 shall be deemed to amend the Restricted Stock Agreement, it being specifically acknowledged by the parties hereto that notwithstanding that the Restricted Stock Agreement will be entered into subsequent to the date of this Agreement, the provisions of this Paragraph 4 are intended to supersede the terms of the later dated Restricted Stock Agreement.

5. Protection of Confidential Information and Intellectual Property.

(a) You agree that your services hereunder are of a special, unique and extraordinary character, and that your position with the Company places you in a position of confidence and trust. You further acknowledge that in the course of rendering services to the Company, you will obtain knowledge of confidential information and trade secrets of the Company, WTI, direct or indirect subsidiaries of WTI (whether now existing or subsequently formed, each a “WT Sub” and collectively the “WT Subs”), and investment companies to which the Company, or any WT Sub has served, or any time hereafter serves, as investment advisor (each a “WT Advised Issuer”) and collectively the “WT Advised Issuers”). You understand and acknowledge that the Company’s offer of employment is conditioned upon, your specific agreement to be bound the provisions of this Paragraph 5. Accordingly, you agree that during your employment by the Company and (x) for a one year period thereafter with respect to clause (i) below, and (y) at all times thereafter with respect to clauses (ii) and (iii) below, you will not directly or indirectly:

(i) solicit, directly or indirectly, any officer, director, employee, or agent of the Company, WTI, any WT Sub or WT Advised Issuer to become an officer, director, employee, or agent of you or anyone else,

(ii) engage or participate in, directly or indirectly, any business conducted under any name that will be the same as or similar to the name of the Company, WTI, any WT Sub or WT Advised Issuer or any trade name used by any of them, or

(iii) disparage the reputation of the Company, WTI, any WT Sub or WT Advised Issuer, their respective directors, officers or employees, or the product and service offerings of the Company, WTI, any WT Sub or WT Advised Issuer or otherwise make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company, WTI, any WT Sub or WT Advised Issuer or their respective directors, officers, employees or agents.

(b) You also agree that during your employment and at all times thereafter, you will not divulge, furnish, or make accessible to anyone (other than on behalf of the Company) any knowledge or information with respect to confidential or secret processes, models, research procedures or modalities, inventions, discoveries, improvements, formulae, plans, material, devices, ideas, or other know-how, whether intellectual property or not, with respect to any confidential or secret engineering, development, or research work or with respect to any other confidential or secret aspects of the business of the Company, WTI, any WT Sub or WT Advised Issuer (including, without limitation, the methodology of the market indices developed by the Company, WTI, any WT Sub or WT Advised Issuer and the terms of business arrangements with service providers to the Company, WTI, any WT Sub or WT Advised Issuer). You further agree that during your employment and at all other times thereafter, you will not make use of, nor permit to be used, any confidential notes, memoranda, specifications, programs, data, information or other materials of any nature whether oral or written relating to any matter within the scope of the business of the Company, WTI, any WT Sub or WT Advised Issuer or concerning any of their respective dealings or affairs other than for the benefit of the Company, it being agreed that any of the foregoing will be and remain the sole and exclusive property of the Company, WTI, any WT Sub or WT Advised Issuer, as the case may be, and that immediately upon the termination of your employment, or at any other time at the Company’s request, you will deliver any or all copies of the foregoing to the Company, as well as any and all other property of the Company, WTI, any WT Sub or WT Advised Issuer in your possession.

(c) During your employment, you will disclose to the Company all market indices, research procedures, models, ideas, marketing concepts, slogans, advertising campaigns, characters, proposals or plans invented or developed by you which relate directly or indirectly to the business of the Company, WTI, any WT Sub or WT Advised Issuer or arise out of your employment with the Company or the use of the property or resources of the Company, WTI, any WT Sub or WT Advised Issuer, including, without limitation, any market indices, research procedures, models, ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected (collectively, “Intellectual Property”). You agree that all such Intellectual Property is the sole property of the Company. You expressly understand and agree that any and all Intellectual Property constitutes a “work for hire” under the U.S.

Copyright Law. In the event any Intellectual Property is not regarded as a “work for hire,” you hereby assign to the Company the sole and exclusive right to Intellectual Property. You agree that you will promptly disclose to the Company any and all Intellectual Property, and that, upon request of the Company, you will execute and deliver any and all documents or instruments and take any other action that the Company deems necessary, to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in the Intellectual Property. Upon disclosure of any Intellectual Property to the Company, during your employment and at any time thereafter, you will, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require, among other things: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) trademarks, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such trademarks, copyrights, patents or other analogous protection. In the event that you do not, within five days after delivery to you, execute and deliver such documents reasonably necessary to vest in the Company all right, title and interest in such Intellectual Property, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademarks, copyright or this analogous protection thereon with the same legal force and effect as if executed by you. The obligations of this Paragraph 8(c) will continue after the termination of your employment with respect to such Intellectual Property conceived of or developed by you while employed by the Company. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or this costs incurred by you for any assistance rendered to the Company pursuant to this Paragraph 7(c).

(d) If you commit a breach, or threaten to commit a breach, of any of the provisions of Paragraphs 5(a), (b) or (c), the Company, WTI, any WT Sub or WT Advised Issuer, as the case may be, will have the right and remedy:

(i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, including, but not limited to, granting the Company, WTI, any WT Sub and/or WT Advised Issuer an injunction against you, it being acknowledged and agreed by you that the services being rendered hereunder to the Company are of a special, unique, and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company, WTI, any WT Sub and/or WT Advised Issuer, and that money damages will not provide an adequate remedy to the Company, WTI, any WT Sub and/or WT Advised Issuer; and

(ii) (x) to require you to account for and pay over to the Company, WTI, any WT Sub and/or WT Advised Issuer all compensation, profits, monies, accruals, increments, or benefits (collectively “Benefits”) derived or received by you as the result of your breach of any of the provisions of Paragraphs 5(a), (b) or (c) of this Agreement and you hereby agree to account for and pay over such Benefits to the Company and (y) to cease any severance payments that might otherwise have been payable to you.

Each of the rights and remedies enumerated in this Paragraph 5(d) will be independent of the other, and will be severally enforceable, and such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company, WTI, any WT Sub and/or WT Advised Issuer under law or equity. If any provision of this Agreement is held to be unenforceable, the tribunal making such determination will have the power to modify such provision or provisions, which will then be applicable in such modified form.

6. Representations and Indemnification. You represent and warrant to the Company that you have the right to be employed by the Company and you are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which might prevent you from performing you duties and obligations hereunder.

You agree to indemnify the Company against any loss, liability, claim, damage and expense (including but not limited to reasonable attorney’s fees) to which the Company may be subject in any action brought by a third party arising out of or relating to a breach or alleged breach by you of any of your representations or warranties set forth above.

7. Severance. If your employment is terminated by the Company prior to January 1, 2017, for any reason other than your death, “Disability” (as defined below) or for “Cause” (as defined below), or if you resign from your employment prior to January 1, 2017, for “Good Reason” (as defined below) (in any event an “Involuntary Termination”), then (i) the Company will pay to you, within ten (10) business days following the Involuntary Termination, all accrued but unpaid Base Salary and any discretionary bonus that has been awarded to you by the Board of Directors or Compensation Committee of WTI but not yet paid, and provided you enter into a fully effective Release Agreement in the form prescribed by the Company, (ii) the Company will pay, in the manner set forth below, as severance to you (or in the case of your subsequent death, the legal representative of your estate or such other person or persons as you shall have designated by written notice to the Company), an amount equal to sum of: (A) the annual Base Salary set forth in Paragraph 2; and (B) the cash portion of your targeted discretionary bonus for the year in which Involuntary Termination occurs (collectively the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve months commencing within 60 days after the date of the Involuntary Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year, Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment. In addition, if you elect COBRA insurance coverage, the Company directly will pay to you on a monthly basis 100% of the amount of such premiums for such insurance for a one-year period following the effective date of your termination. Notwithstanding the foregoing, if you breach any of the provisions contained in Paragraph 5 of this Agreement, all payments of the Severance Amount and COBRA premiums shall immediately cease.

For purposes of this Agreement, “Disability” shall mean the earlier to occur of either of the following events:

(i) you, because of physical or mental disability or incapacity, are unable to perform your obligations to, or duties for, the Company pursuant to this Agreement on a full-time basis for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days; or

(ii) the determination by a physician selected by the Company, duly licensed in New York with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purpose of this Paragraph 7), that you are either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that he will be unable to perform your obligations to, or duties for, the Company pursuant to this Agreement for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days. Your failure to submit to an examination of a physician under this Paragraph 7 shall automatically result in a determination of disability hereunder.

For purposes of this Agreement, “Cause” shall mean any one or more of the following acts or omissions by you:

(i) the willful and continued failure to (A) materially perform your duties and obligations under this Agreement or (B) to carry out specific legal directions of a senior officer or the Board of Directors of the Company;

(ii) the material breach of any provision of this Agreement (including a breach of the representations and warranties made by you in Paragraph 6 of this Agreement);

(iii) the material failure to comply with the written policies or rules of the Company;

(iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence;

(v) the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company; or

(vi) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

Notwithstanding the foregoing, cause shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless you have been given written notice setting forth in reasonable detail the act, omission or failure of, or breach by, you and a period of at least 10 days after such notice to cure all of such acts, omissions, failures or breaches, and such shall not have been cured within such 10-day period; provided, further, that the Company shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (ii) if you have committed the same or substantially similar acts, omissions, failures or breaches and the Company has previously given you notice of and an opportunity to cure the same.

For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal place to which you provide services to the Company, not including work-related travel or short-term assignments; or (iv) the material breach of this Agreement by the Company. For purposes of this Agreement, “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “good reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the good reason condition during the Cure Period, good reason shall be deemed not to have occurred.

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Miscellaneous.

(a) You understand and agree that your employment by the Company is on at “at will” basis, subject to the Company’s obligations to pay severance as provided herein.

(b) You will be entitled to 20 days paid time off per year, to be prorated based on your Start Date.

(c) This Agreement, together with Company benefits plans and policies in effect from time to time collectively, including without limitation the 2005 Performance Equity Plan, the Restricted Stock Agreement with WTI (as amended herein), set forth all of the terms of your employment by the Company, and supersede all prior agreements, whether written or oral, with respect to your employment by the Company. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this Agreement. This Agreement may not be amended, modified or amended, nor may any term or provision be waived unless such modification, amendment or waiver is in writing and signed by the party against whom enforcement of any such modification, amendment or waiver is sought. The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York without regard to principles of conflicts of law. This agreement shall be binding upon and shall enure to the benefit of the Company’s successors and assigns. A signature received via facsimile or PDF will be deemed an original for all purposes.

In closing, I want to reiterate how excited we are to have you join us at such a significant time in the development of the Company and look forward to your important contributions to our success.

Please indicate by your signature below your agreement with the terms set forth above.

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:	/s/ Jonathan L. Steinberg
Jonathan L. Steinberg, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Kurt MacAlpine
Kurt MacAlpine

Solely to confirm its agreement to the provisions of Paragraph 4:

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan L. Steinberg
Jonathan L. Steinberg, Chief Executive Officer